Bitwise Bitcoin ETF S-1/A

Exhibit 23.1

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

To the Shareholder and the Sponsor

Bitwise Bitcoin ETP Trust

We consent to the use of our report dated November 29, 2023, with respect to the statement of assets and liabilities (in organization) of Bitwise Bitcoin ETP Trust, as of November 10, 2023, and to the reference to our firm under the heading “Fund Service Providers and “Independent Registered Public Accounting Firm” in the Registration Statement on Form S-1.

New York, New York

November 29, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.